UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2004

VENTURE FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington (State or Other Jurisdiction of Incorporation or Organization	0-24024 (Commission File Number)	91-1277503 (I.R.S. Employer Identification Number)

721 College St SE
Lacey, Washington 98503
(Address of Principal Executive Offices)(Zip Code)

(360) 459-1100
(Registrant's Telephone Number, Including Area Code)

None
(Former name or former address, if changed since last report)

Item 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                (c)     Exhibits.

                        99.1 Press Release dated February 2, 2004 announcing financial results.

Item 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 2, 2004, Venture Financial Group, Inc. issued its earnings release for the 4th quarter 2003 and fiscal year 2003. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC. (Registrant)
Dated: February 3, 2004	By: /s/ Ken F. Parsons, Sr. Ken F. Parsons, Sr, Chairman / Chief Executive Officer

FOR IMMEDIATE RELEASE	Contact: Cathy Reines Chief Financial Officer 360.459.1100

Venture Financial Group Reports Quarterly Results and Annual Record Earnings

FOURTH QUARTER HIGHLIGHTS

  Quarterly income increases 25% over prior year;
  Diluted earnings per share increases 36% over prior year
  Credit quality significantly improved

ANNUAL HIGHLIGHTS

  Annual income increased 46% over prior year
  Non-performing assets down $8.6 million or 67% over prior year
  Non-interest income increased 60%, primarily due to a 34% increase in mortgage origination fee,
  Harbor Bank acquisition in 2002 becomes accretive to 2003 earnings
  Net interest income increased 8%, primarily due to a 22% reduction in interest expense

Olympia, Wash., February 2, 2004 - Venture Financial Group, Inc. ("Venture" or "the Company"), parent company of Venture Bank (www.venture-bank.com) today announced record fourth quarter net income of $2.0 million, an increase of 25% compared to $1.5 million for the fourth quarter 2002. Diluted earnings per share were $.45 for the quarter ended December 31, 2003, up 36% from $.33 for the same quarter in 2002. Net income for the twelve months ended December 31, 2003 was $9.1 million, an increase of $2.9 million or 46% compared to $6.2 million for the same period in 2002. On a diluted earnings per share basis, net income was $1.98 per share for the twelve months ended December 31, 2003 compared with $1.39 for the same period in 2002, an increase of 42%.

Ken F. Parsons Sr., CEO and Chairman, stated, "We are pleased with both the Company's quarterly and annual results. This performance clearly reflects the efforts of the Company's Board of Directors, Management and all of our employees."

For the quarter ended December 31, 2003, assets totaled $514 million, an increase of 8.3% over the $474 million at December 31, 2002. Increases in 2003 included securities available for sale which grew 152% over prior year to $84.9 million and cash value of life insurance which increased to $13.1 million or 48.0% over prior year. Decreases in assets included foreclosed real estate which declined $2.9 million or 59% and cash and due from banks which declined $11.9 million or 38.5%. Total borrowings increased $35.8 million or 88% over the prior year. These borrowings were used primarily to fund the purchase of securities. Total loans and deposits fluctuated only slightly for the quarter ended December 31, 2003 as compared to the same period in 2002.

Operating Results
Quarter Ended December 31, 2003

Net Interest Income
Net interest income for the fourth quarter of 2003 decreased 14.8% to $5.9 million, from $7.0 million for the quarter ended December 31, 2002. This decrease was a result of the reclassification of Alabama small loan income from loan fees to other noninterest income and a decline in the average loan yield associated with the ongoing low short-term interest rate.

Net interest income for the twelve months ended December 31, 2003 increased 7.7% to $25.2 million from $23.4 million for the same period last year.

Noninterest Income
Noninterest income increased $.2 million or 9.6% in the fourth quarter of 2003 compared to the fourth quarter 2002, and $4.7 million or 59.7% for the 12 month period ended December 31, 2003 compared with the same period in 2002. The increase for the fourth quarter is primarily attributed to the reclassification of the Alabama small loan income discussed above. The increase for the 12 month period over the same period in 2002 is primarily the result of the $2.1 million "Gain on Sale of Foreclosed Real Estate" recorded in July of 2003.

Noninterest Expense
Total noninterest expense decreased $1.6 million or 24.5% for the fourth quarter of 2003 and increased $2.1 million or 10.6% for the twelve months ended December 31, 2003 compared with the same periods in 2002. The quarterly decrease can be primarily attributed to one-time costs incurred by the Bank relating to the Harbor Bank acquisition and the costs associated with the branding efforts expensed in the last quarter of 2002. The year-to-date increase over prior year is primarily attributed to a full year of Harbor Bank expenses incurred in 2003 versus three months in 2002. In addition, the Company incurred additional marketing and rollout costs related to the branding efforts that occurred in 2003.

Nonperforming Assets
Nonperforming assets (which includes nonperforming loans and other nonperforming assets) as a percentage of total assets was .82%, 2.81% and 2.69% as of December 31, 2003, June 30, 2003 and December 31, 2002 respectively. The decrease from June 30, 2003 is primarily attributed to the sale of two significant properties in the OREO portfolio.

"I am thrilled with the operating results of the Company," said Jon M. Jones, President of Venture Bank. "The Harbor Bank acquisition that closed in 2002 has proven accretive to our earnings and the quality of the Bank's loan portfolio has improved tremendously during the year. We are very proud of both accomplishments," said Mr. Jones.

Venture Financial Group, through its wholly owned subsidiary, Venture Bank, has 20 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about the Bank may be found on the Internet at www.venture-bank.com.

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share amounts; unaudited)

	December 31	December 31
	2003	2002
Assets
Cash and due from banks	$19,048	$30,965
Interest bearing deposits in banks	213	76
Federal funds sold	5,530	7,000
Securities available for sale	84,878	33,622
Securities held to maturity	505	505
FHLB Stock	1,156	877
Loans held for sale	4,138	7,432
Loans	363,493	362,132
Less allowance for credit losses	7,589	7,947
Net loans	355,904	354,185
Premises and equipment	12,112	11,141
Foreclosed real estate	1,996	4,899
Accrued interest receivable	1,824	1,884
Cash value of life insurance	13,113	8,863
Intangible assets	11,597	11,708
Other assets	1,886	1,293
Total assets	$513,900	$474,450

Liabilities
Deposits:
Demand	$81,344	$82,267
Savings and interest bearing demand	182,545	156,031
Time deposits	118,334	145,909
Total deposits	382,223	384,207
Short term borrowing	34,394	16,547
Long term debt	42,000	24,000
Accrued interest payable	174	315
Other liabilities	6,436	5,172
Total liabilities	465,227	430,241

Stockholders' Equity
Common stock, (no par value) 10,000,000 shares authorized	25,289	28,430
shares issued and outstanding: December 2003 - 4,316,163
December 2002 - 4,389,236
Retained earnings	23,254	15,246
Accumulated other comprehensive income, net of tax	130	533
Total stockholders' equity	48,673	44,209
Total liabilities and stockholders' equity	$513,900	$474,450

Other Data
Nonperforming assets to total assets	0.82%	2.69%
Nonperforming loans to loans	0.61%	2.16%
Allowance for credit losses to loans	2.09%	2.19%
Allowance for credit losses to nonperforming loans	344.33%	101.61%

Equity to Assets	9.47%	9.32%
Net interest margin	5.91%	6.84%

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2003	2002	2003	2002
Interest Income
Loans	$6,553	$8,357	$29,168	$28,662
Federal funds sold and deposits in banks	8	31	68	52
Investments	876	328	2,120	1,260
Total interest income	7,437	8,716	31,356	29,974
Interest Expense
Deposits	1,046	1,481	4,591	5,912
Other	445	259	1,575	640
Total interest expense	1,491	1,740	6,166	6,552

Net interest income	5,946	6,976	25,190	23,422

Provision for credit losses	476	735	2,329	2,343
Net interest income after provision for credit losses	5,470	6,241	22,861	21,079
Non-interest income
Service charges on deposit accounts	881	892	3,668	3,132
Origination fees on mortgage loans sold	612	804	3,380	2,519
Other operating income	897	485	5,512	2,214
Total non-interest income	2,390	2,181	12,560	7,865

Non-interest expense
Salaries and employee benefits	2,609	3,161	12,018	10,247
Occupancy and equipment	843	794	3,374	2,641
Other expense	1,462	2,554	6,800	7,185
Total non-interest expense	4,914	6,509	22,192	20,073

Operating income before income taxes	2,946	1,913	13,229	8,871

Income taxes	921	439	4,173	2,659

Net income	$2,025	$1,474	$9,056	$6,212
Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities arising during the period	(107)	299	(403)	220

Comprehensive Income	$1,918	$1,773	$8,653	$6,432

Earnings per Share Data
Basic earnings per share	$0.47	$0.34	$2.07	$1.42
Diluted earnings per share	$0.45	$0.33	$1.98	$1.39
Dividends declared per share	$0.07	$0.05	$0.24	$0.20

Weighted average number of common shares	4,338,450	4,387,926	4,373,602	4,379,910

Weighted average number of common shares,
Including dilutive stock options	4,543,938	4,532,404	4,570,228	4,464,903

Performance Ratios
Return on average assets (annualized)	1.59%	1.35%	1.88%	1.56%

Return on average equity (annualized)	16.75%	14.53%	19.39%	15.13%